EXHIBIT 99.1

Except for the historical information contained herein, the matters set forth in this transcript, including those about our future financial results, including revenues, sales, sources of revenues and expenses, our gross margin, profitability, operating losses, need to raise additional capital, our goals and business outlook for 2005 and thereafter, accuracy of forecasts, market trends, growth and market opportunities, non-domestic market opportunities, product introductions, product development, efficacy of our illuminator, expansion of our customer base, our intention to significantly reduce operating costs through consolidation of our U.S. operations, ability to manage growth, moving some assembly oversees, the expected restructuring charge and expected annual cost savings, expected benefits and timing of restructuring, our evaluation of potential programs for cost reductions of EFO and expected benefits of cost reductions, the outlook and growth prospects for EFO, benefits of the newly passed energy bill, decrease in government funding, the expectations that our pool and spa business will decrease, increase in personnel, expected testing of the EFO freezer case lighting system and timing of EFO installations, constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act. These forward-looking statements and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially, including, but not limited to, our ability to retain and obtain customer and distributor relationships, our ability to maintain relationships with strategic partners and ADLT, our ability to increase cash balances in future quarters, risks associated with the evolution and growth of the fiber optic lighting market, the impact of technological advances and competitive products, the slowing U.S. and world economy and its effects on Fiberstars' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of or difficulties in implementing restructuring, the ability to evaluate and implement programs for reducing the cost of EFO, our ability to integrate new management, delays in manufacturing of products, increased competition, other adverse sales and distribution factors, greater than anticipated costs and/or warranty expenses, and other risks detailed from time to time in our SEC reports, including our Annual Report on Form 10-K for the year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, in particular to the section entitled "Factors That May Affect Results." These forward-looking statements speak only as of the date hereof, and we disclaim any intention or obligation to update these forward-looking statements.

                                FIBERSTARS, INC.

                            Moderator: John Davenport
                                 August 11, 2005
                                   10:30 am CT

Operator:             Good morning. My name is Michelle and I will be your
                      conference facilitator today. At this time I would like to welcome everyone to the Fiberstars, Inc., Second Quarter
                      Earnings Release conference call. All lines have been placed on mute to prevent any background noise.

                      After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

                      Mr. Davenport, you may begin your conference.

John Davenport:       Thank you very much, (Michelle), and I'd like to add my
                      welcome to those attending Fiberstars' second quarter conference call. The structure is that I'll make a short opening statement and then I'll turn it over to Bob
                      Connors, our CFO, who is with me here who'll talk about the financials and give some further guidance for 2005 and some for 2006. And I'll follow that up with a business discussion and then open it up for questions.

                      But first ,of course, I'd like to remind you that forward-looking statements made on this conference call are pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the goals and business outlook for 2005 and thereafter, future pool and spa market sales, the benefits and customer expansion plans involving EFO expected revenue, profitability in margin including the benefits of offshore production, expected results from the University of Idaho study, expected benefits from the energy bill and its tax benefits and expected benefits from the alliance and partnership with Gensler and any other alliance or partnership.

                      Investors are cautioned that all forward-looking statements involve risk and uncertainty. Actual results may differ materially the results predicted.

                      Having said that I'd like to say that the quarter is down as we pre-announced at our conference call a few weeks ago
                      - August 11th, I believe - and Bob will talk about that in some detail.

                      We began to implement our restructuring plan and it is going as expected early in the game but things are looking very positive and we expect to begin to realize the benefits of that restructuring next year. We are also very encouraged by the growth in the EFO business and I'll talk more about that in a moment.

                      First I'd like to turn it over to Bob for the financials.

Bob Connors:          Thanks, John. Revenue in the second quarter came in at $7
                      million 645,000, down 11% mainly due to slowdown in the pool sales of 14% which came primarily in two niche markets in the pool business; the spa market and Jazz FX market. The in-ground fiber market was actually up in the quarter.

                      The short-fall was mostly accounted for by the pool business as I said although EFO did grow appreciably; we had $456,000 compared to $95,000 last year but that growth was not enough to offset the decline in traditional fiber optics business.

                      Our gross profit was 38% compared to 42% last year. This lower gross profit was due to not covering the manufacturing overhead expenses due to lower sales and we also had some lower margins in Europe due to lower sales there.

                      Expenses were up mainly due to additional spending in sales and marketing and R&D on EFO..

                      We also incurred some additional restructuring expenses, related to severance costs . That led to a loss of $763,000 or 10 cents a share compared to a profit of $461,000 or 6 cents a share the previous year.

                      Looking at the first half, revenue was virtually flat with the growth in EFO which grew to $766,000 for the half compared to 223,000 the previous year offset by the slowdown in the traditional fiber optic business.

                      Gross profit of 38% nearly equal to what we did the previous first half in 2004, 39%. The decrease came due to lower margins in the core commercial business.

                      Expenses were up $1.4 million as we put additional $900,000 into sales and marketing and R&D for EFO. Some of the R&D increase is due to lower credits for the DARPA contract this year and we're in the third year of our DARPA agreement so the amount the government is paying us is scheduled to go down in year three slightly.

                      We also had the restructuring expense and higher G&A related to additional accounting and legal fees. The net result is a loss of $1.8 million or $0.24 per share compared to a loss of $303,000 or $0.04 per share for the first half last year.

                      Looking at the balance sheet cash came in at $3.3 million which is about flat on what we did at year-end; cash coming up after the end of the first quarter where we came in just under $1 million in cash as it usually does in the second quarter due to seasonality of the pool business.

                      We also decreased inventory slightly, coming down just below $8 million, down from $8.4 million at year-end and about two days turns or excuse me, turns of inventory on a yearly basis to two which is still not where we want it to be but we're making progress on getting to three turns which is our current goal.

                      We also took in $1.3 million in cash from the exercise of options and warrants which also helped our cash position. As a result the balance sheet remains strong; with liabilities at $4.3 million, still fairly low and the total shareholders' equity of $20.7 million.

                      The outlook for the balance of 2005 is for pool sales to be down as we stated previously. This will be more than offset by growth in EFO that we expect this year. We expect EFO to still be between 5% and 10% of overall revenues but revenue as a whole will be flat to up slightly. We expect not to be profitable as a result of operating losses due to the continued investment in EFO this year combined with the restructuring charges which as we stated before, most of the restructuring charges we expect to hit in 2005 as we move our California operations and close down this facility write-off the balance of the lease that we have in Fremont this year.

                      In 2006 we are currently looking at the traditional fiber optic business revenues to be flat or down slightly as the pool business to continue to be a little bit soft in some areas however we do expect strong growth to continue in EFO. Our expectation is that it would be 15% to 30% percent of total revenues for the year.

                      Expenses - the benefits of the restructuring should begin next year so operating expenses would be down except for the fact that we will be complying with Sarbanes-Oxley so we'll have some expenses related to that along with options expenses. The restructure expenses which are split between this year and next will mostly be incurred in 2005 and the balance of any restructuring expense next year. However we do expect to be positive on an EBITDA basis.

                      Having said that I'll turn things back over to you, John.

John Davenport:       Thank you very much, Bob. And now I'd like to just have a
                      kind of a brief business discussion. We had just a few weeks ago, a fairly extensive discussion so I'm just going to highlight things that have changed a little bit. Let me start out by saying that the environment really is right for products like EFO. World energy demand is growing at nearly 2% a year and of course the cost per barrel of oil is at an all time high.

                      We have Saudi Arabia saying that while they can increase production, they don't anticipate being able to meet the demand so the pressure for conservation are going to be pushed ever...

                      Excuse me.

                      The pressures for conservation are going to be further increased as energy becomes one of the defining issues of the 21st Century in the words of David O'Reilly, Chairman and CEO of Chevron.

                      Just this week President Bush signed the Energy Policy Act of 2005, an effort really to encourage conservation and in fact, one provision in that Act allows for tax incentives for people who can say commercial and residential installations where energy can be saved beyond the regulations that are in force and that's saving is substantial. And we expect that will become an opportunity and a further reason to install EFO.

                      I was at two places of interest that I'd like to talk about this week. On Tuesday I was at the Department of Energy. Of course last time we had announced that there was $1-1/2 million in awards that we received, Phase II small business R&D awards that we had received from the Department of Energy.

                      The Department of Energy has also noted that we have product right now that saves energy and is encouraging their customers, government customers, to take a look at EFO. And in fact while I was at the Department of Energy they brought in the folks who operate the commissaries around the world, government commissaries.

                      It's actually a Department of Defense function and these commissaries are like supermarkets. Some of them are very large. There's a new one being built in San Diego that's 120,000 square feet so that's a very large supermarket indeed.

                      Again, and what we are going to do is participate with them in doing an energy audit of those facilities and see where we might use EFO to help bring down energy usage. Very exciting to see that the Department of Energy is helping us within the government with customers.

                      The second thing that happened this week was DARPATech; this is the annual R&D show for the Department of Defense's research arm. Of course we have a major program, the HEDLight program, ongoing with DARPA. We're pleased to be able to light their booth and I must say, it was actually very well lit. We placed probably more than 100 points of light, points that would have normally used 50-watt MR16's or fluorescent lamps and saved a significant amount of energy. We are about one quarter the energy usage of a conventional lighting system.

                      The signage that the DARPA used at the booth to describe this technology was as "a new paradigm in shipboard lighting" and it was very nice to see that. It listed all of the advantages," improved maintenance and safety" - again this is the Department of Defense talking - "significant space and weight savings ... daylight spectrum in color." Again we announced that at Lightfair a few months ago. And the use of large core plastic optical fibers to get the light where you want it and not the heat.

                      So that was very encouraging. The response at the show was very positive and we look forward to doing ship installations sponsored by DARPA which probably won't occur in the fourth quarter as we hoped which is beginning October of course is the new government fiscal year and this is to be funded in the new fiscal year because of the agreements that have to be signed off by various branches. So that may move into the first quarter but again, the response that we got was very positive.

                      Let me turn now and say a few words about Whole Foods. I mentioned on our last call that we expected to be in four Whole Food regions in this quarter and in fact we are. The fourth one is the Pacific Northwest and we'll be doing an audit there this quarter.

                      We incidentally are installing a unit today in Florida which was our third Whole Food region that we sold in the second quarter. We had four Whole Foods sales in the quarter and that's continuing to grow.

                      We are encouraged by the early reports of results from the Department of Idaho study. There were several different kinds of lighting that were compared against EFO including MR-16, two kinds of fluorescent lamps and ceramic metal halide. EFO performed significantly better against all of these different lighting alternatives and so really in a situation where you're trying to preserve produce, this test indicates that EFO should be the choice.

                      We're looking forward to seeing those results published in some form this month but of course that's up to the University and the researchers involved. That's what they tell us the schedule that they're on.

                      I'd like to say a word or two about commercial buildings that we talked about last time. I said that there was one commercial building that we expected to do in the quarter and that is pretty much on track and there might be a second.

                      It looks as though in fact there will be a second building in Europe and there'll be a small test going on in the third quarter, a small segment of that building as a starter installation and of course there are other commercial buildings in progress.

                      I mentioned on the call that our dock light new product was very promising and in fact that is under evaluation at one food chain and there may be - we're hoping for a chain-wide order on that.

                      I guess I would close by saying that we are encouraged. The EFO opportunity is in fact as large as we imagined it to be when we first began this project. And in fact if you looked at just the customers that we've identified to-date and said well, if you could get 25% of the lighting that we feel is accessible to EFO, that number could exceed $300 million.

                      So EFO is real. We are forecasting in a conservative manner but we are positioning the company for, you know, for the growth that we see as it comes. I said last time; our plan is to do this the old fashioned way; quarter-by-quarter and account-by-account. I was very pleased to see that our second quarter for EFO exceeded our first quarter and that growth structure that we see now we're tracking it for about six quarter, that growth structure is the basis really for the projection that Bob gave a moment ago.

                      Thank you and I'd like to open it up at this point for questions. And I've been receiving word that it's been very difficult. This phone is - there's a problem in the phone and I apologize for that. So I'll try to continue to speak up.

                      Thank you.

Operator:             At this time I would like to remind everyone if you would
                      like to ask a question press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from (Michael Horwitz) with Pacific Growth.

(Michael Horowitz):   Hi, fellas.

John Davenport:       Hi.

(Michael Horwitz):    To follow up on how you just finished there, John, when
                      you look at that growth next year or the guidance on the 15% to 30%, how do you break that down internally? Does that include some more Whole Foods, then some dock lights and some freezer lights and maybe some Navy or like can you kind of get a little bit more specific?

John Davenport:       Well, you did pretty well. I think in terms of outlining
                      it I'd say that the food business would probably lead that because we're beginning to really understand that market and it's becoming kind of regular the way that we go about it.

                      The freezer cases next year will be just beginning. There'll be things that we'll learn, customers will want to take a look at these things and we don't know what that process is going to be like so that'll be less impact.

                      We expect to see dock light as part of this so you're description was a pretty good description. We have taken a look at this on an account-by-account basis and tried to - I'm reading a new book, Bossidy's new book called Facing Reality, and it makes you take a conservative look financially, something I also learned at GE, and position yourself for growth. Take a conservative view and position yourself for growth and we are building capacity beyond the projections that Bob gave and we'll do of course everything in our power to be able to meet any demand that we see.

(Michael Horwitz):    Okay. And then maybe a follow up to the last call with
                      regard to the reduction in costs that you think you can do within EFO and Wayne Platt coming in to help out. I know it's early on but are there any other comments there?

John Davenport:       Yes, we have a very well defined program taking us to the
                      end of this year in terms of reducing EFO costs. That out of the kind of speculative phase into kind of engineering and manufacturing tasks, we are moving forward on those tasks and we expect to see significant reduction in costs.

                      The restructuring will also, of course, add to reduced costs. We are going to be doing some assemblies, EFO sub-assembles at our offshore - the plan is to do some sub-assemblies at our offshore facility in India and that will all add to reduced costs.

                      We have plans beyond the end of this year. That will continue cost reduction process going forward and some of that will involve more development. And one of the things that we're doing next year is we're continuing to fund development of EFO. Fortunately, the government is continuing to provide significant help.

(Michael Horwitz):    And then lastly, maybe a little housekeeping on Whole
                      Foods and maybe I heard it wrong on the last call but you're in four regions. Is there a fifth region expected in this coming quarter?

John Davenport:       No, I think you heard it wrong on the last call.

(Michael Horwitz):    Okay.

John Davenport:       The Pacific Northwest was the fourth region. We have the
                      Mountain region, the Southwest Region, we're putting in a store right now in Florida today. That's a region. And that leaves the Northeast, the mid-Atlantic, the Midwest and the Pacific Southwest.

                      Now having said that, they went a few months ago from six to eight regions so they can change the way that game is played. But we are in four and we are aggressively working with the other regions. So that's where we are right now.

(Michael Horwitz):    And then lastly, new hires within the sales department for
                      EFO? Have there been any or what's the plan?

John Davenport:       There have not been any new hires in the second quarter.
                      The plan is in 2006 - we will be doing hiring in EFO because of the restructuring and so of course that will be going on but there will be new hires in 2006.

(Michael Horwitz):    Okay, great. Okay, good. Thank you very much.

Operator:             Your next question comes from (Bill Gibson) with
                      Nollenberger Capital.

(Bill Gibson):        Hi, John.

John Davenport:       Yes.

(Bill Gibson):        With regards to the legislation, the Energy Bill, what
                      does that do to the payback on EFO? Do you have any - have you worked through any math in the sense of...?

John Davenport:       Well, there are only 1734 pages in the Energy Act, the
                      Energy Policy Act. We're still working out the math but it looks very promising and I think that it will be a significant reduction in payback.

                      Now there is a window on this. It begins in January 1st I think of 2006 and goes through December 31st of 2007 so there's a two-year window to take advantage of this further reduction against 90.1 and it's a significant - for lighting it's 25% reduction over 90.1 and so remember, a lot of the world is at 10 watts per square foot and getting to 1.9 watts per square foot and still having any light left has been a chore for a lot of people. EFO has helped.

                      This cuts in if you can reduce it 25% beyond that so for retail that would be somewhere in the range of like 1.5. EFO can do that and still give you significant lighting and that's why I think this is going to be helpful especially for builders will want to take advantage of this, supermarket chains, anybody doing any building will want to take advantage of this.

(Bill Gibson):        Good. Now did I hear you say that also applies to
                      residential and does that potentially speak up...?

John Davenport:       That applies to government buildings and of course the
                      government can't get a tax incentive for itself however the lighting designer gets the tax incentive personally.

(Bill Gibson):        Oh.

John Davenport:       So I mean I'm thinking about going out there and doing
                      some lighting designs for the government. I mean it sounds pretty good actually.

(Bill Gibson):        Good, good. And then just one question for Bob. What's
                      your best estimate as to the option expense in '06?

Bob Connors:          Yeah, best estimate currently, (Bill), is between $500,000 and $600,000, right in that range for the year.

(Bill Gibson):        Okay. And on SOX have you given further thought to the
                      expense there?

Bob Connors:          Estimate originally was about $600,000 and that's coming
                      down given the extra time we have so it'll be below that number. I don't know exactly how much but it'll be below that number.

(Bill Gibson):        Okay. Well, maybe because you're a company - let me just
                      warn you, it's cost every company I cover more than they expected.

John Davenport:       I think I'm going to ask Bob to keep in the $600,000.

(Bill Gibson):        Okay. Thanks, Bob. Thanks, John.

Operator:             Your next question comes from (Lenny Brecken) with
                      (Brecken Capital.

(Lenny Brecken):      Guys, just to follow up, John, on your comments on the
                      approach of, you know, the forecast in terms of what the overall business and EFO. I mean what sort of besides you're reading your book, has changed in terms of improving the forecast of the business and how do you think it's going to change in the future?

                      And John, I ask that question because historically you know I think the company hasn't done a very good job at that and, you know, I know it's difficult because the numbers are so small and can swing so that, you know, as an investor I understand. But, you know, as we start growing the business I just want to make sure that we're on top of making sure the expectations are correct and we don't run into a situation where the expectations get ahead of themselves and then we continually have to readjust.

John Davenport:       Well, that's my -- my intention is to do the best job that we can in terms of forecasting. That's why you've gotten a range. The other thing is to have them grounded and the approach that we've taken is both historical and then forward-looking. Historical by looking at a quarter over quarter growth and the forward-looking by looking in detail at account-by-account and then kind of discounting the optimism of the sales guys, the sales force a little bit to try to bring - this is where the book comes in - to try to bring reality in play. So we are trying to apply a procedure, a grounded modeling approach to forecasting the business.

                      The flat or slight decline that we're talking about, we took a look in the conventional traditional business, full business, we took a look at what we've actually done historically in those businesses and although there is swing you can see we've done trend lines and that's the basis for Bob's comments. So we're doing statistical analysis. That's more amenable to historical analysis.

(Lenny Brecken):      Okay, but one of the things that I look at is, you know,
                      analysts have I think overall growth as well over the assumed 30% implied high end to your forecast in the next year. And I guess I don't know whether they think you're being conservative or not. We'll soon see when they make adjustments but, you know, that was the reason for the question.

                      Just a follow up question as well; can you give us an update on other chains besides Whole Foods in terms of progress there and did you comment on the Navy order and where that stands?

John Davenport:       Yes, I did comment and let me start with the Navy, okay?
                      The Navy order, it actually will come through the DARPA because they're sponsoring this. But the Navy order is progressing. This is the government. It probably will not begin because the paperwork is taking longer than everybody expected. Probably will not begin in the fourth quarter; probably will begin in the first quarter.

(Lenny Brecken):      Okay, that's what I thought you said.

John Davenport:       Yes. However that's not - there's nothing going on there.
                      It's just a matter of getting everyone onboard ship or whatever that you have to do to make that work.

                      In terms of other things going on, let me say a word or two about Albertson's. Albertson's, we have an ongoing test with Albertson's in the wine department. We are on the spec for two types, I think it's a Type 45 and Type 45A (or something) store so when those stores are built they also come up as remodels. We are in the seafood section so we're on the spec.

                      The other thing going on that's very exciting with Albertson's is they're participating in a test with Southern Cal Edison and we expect to participate as well, of course, to provide a first freezer case installation. That will occur - there's been a site identified - that will occur in the Los Angeles area. We will modify a complete section of the freezer case system. It'll be an entire freezer case loop.

                      In September the plan is, is that Southern Cal Edison will begin instrumenting in September to get the baseline performance using the conventional fluorescent systems and then we would probably the following month begin installing the EFO system and then that would be monitored again by Southern Cal Edison.

                      So the energy savings will all be documented by the utility and not by us and it'll include taking a look at the, at actually what goes on inside the freezer case. Beyond that Albertson's has some stores in California that we'll be doing some installations in. So that's Albertson's.

                      We are looking at a number of other major food chains where the prognosis is very positive. They've seen the results that we've gotten in Whole Foods. That Austin store gets a lot of visitors and we get comments like we'd like to avoid having our ice melt on us as well.

                      So that's encouraging.

(Lenny Brecken):      John, did you say the Navy order was, the Navy deal was
                      signed and not...?

John Davenport:       No, I didn't say that. The "fat lady" has not yet sung on
                      that but what's going on is, is that they're getting the appropriate admirals and so forth signed up. That's all done on the DARPA side. The reason that we're not just doing a simple install is that the folks who are sponsoring this R&D want it to be used afterwards and they're getting a commitment that, you know, if this works the way that we expect it to work, this becomes the lighting. Just as in a supermarket, we're on the spec, we want to get on with spec for new ships and for refitting.

(Lenny Brecken):      Well, that's encouraging.

John Davenport:       Right. So that all takes time.

(Lenny Brecken):      Okay. Then the delay is warranted. I want to congratulate
                      you on despite that delay, maintaining your 5% to 10% expectation. That's a testament of improvement in forecast. Thank you.

Operator:             Your next question comes from (Walter Schenker) with Titan
                      Capital.

(Walter Schenker):    Thanks, two questions. The first one is, I know you've had a couple of EFO installations outside the United States in Europe. Is there any likelihood of any contribution of non-U.S. sales of any consequence next year? And then I'll ask the second question.

John Davenport:       The answer is yes and I don't have a forecast for the
                      percentage but it'll be a significant percent. Right now our non-U.S. business is a total of our - of our total business is about 30%, is that right, Bob?

Bob Connors:          Yes.

John Davenport:       And so my expectation is a number in that range. We'll
                      see. I'm in the process of going over these account by account. There are many, many encouraging projects in Europe that are using EFO so we can probably talk more in detail about that next time.

(Walter Schenker):    Okay. And the second question which has lots of caveats
                      and moving pieces and obviously is a function of how this grows, but what type of gross operating pick the number or the term you want, margin year X down the road when you're really producing in volume, are you budgeting toward for EFO as you price it versus your expected costs?

John Davenport:       I'm going to let Bob handle that.

Bob Connors:          Yeah, (Walter), are you asking specifically about EFO or
                      overall?

(Walter Schenker):    Well, specifically about EFO because hopefully there'll be a point where the pool business won't be that relevant versus the contribution from EFO.

Bob Connors:          Well, as we've stated, our target operating model is one
                      which is three to five years out....

(Walter Schinker):    Hold on one second.

Bob Connors:          We're expecting pretax margins in the order of 15% of
                      sales. Obviously it's probably at this point more than likely that's at the far end of that range. And at that point EFO would be we expect the majority of the business.
                      So that target operating model would apply to EFO as well.

(Walter Schenker):    Okay. And that number is a number based on competitive -
                      because there really isn't a lot of competition other than the fluorescents - but the different application in some cases or just what you think generates appropriate returns for you?

Bob Connors:          Well, it has to do with setting a target of 40% is our
                      gross profit margin which, as John mentioned, looking aggressively at decreasing the cost but at the going in level the proposition is to be at or near the cost of (traditional) lighting which is incandescent, halogen lighting. So generally we pass on cost savings to the customer and reduce the cost of the product.

                      But we would set a goal of holding the line at 40% gross profit margin and as the business grows we would leverage the fixed expenses of sales and marketing, G&A, et cetera, against that model.

(Walter Schenker):    Okay, thanks a lot.

Operator:             Your next question comes from (Robert Smith) with Center
                      for Performance.

(Robert Smith):       Hi, good morning. How are you doing, John and Bob?

John Davenport:       Very well.

(Robert Smith):       Yeah, the Idaho study. How quickly can you take this to
                      the bank because it seems that the numbers will be compelling especially for food?

John Davenport:       As soon as we get a report.... I've actually seen the data but I don't want to comment on it. The interpretation of that data is up to the researchers involved. It's an independent study. They're telling us that there'll be some kind of public information coming from the University of Idaho in August. But again they're R&D, I mean they're university folks so - I used to be university folk myself some time in the distant past but we're expecting to see a statement from them. Then we can take it to the bank.

(Robert Smith):       Yes. What I'm after is the implementation, in other words
                      to get additional business - are there supermarketers that are waiting this.

John Davenport:       Yeah, there are. Well, for example as you might expect,
                      Albertson's is in Idaho, in Boise, and they know all of these folks. So they are becoming convinced and they're beginning to let us use in our analysis, payback analyses, for them, beginning to allow us to use reduction and shrinkage numbers.

(Robert Smith):       Mn-hm.

John Davenport:       And we expect to be able to go to other food chains, who
                      are not based in Boise, Idaho, and with data, university data, in addition to the other data that we have. To be able to get that is kind of a line that we can put in our analyses.

(Robert Smith):       Would the data help you gain the rest of Whole Foods
                      regions?

John Davenport:       No. Hopefully they're convinced. All we had to do was stop melting the ice and they figured it out, stop. You know, they don't need this data. We got them by showing that we could keep the seafood from drying and so forth. There it's a matter of getting the attention of the regional manager, then going through and convincing him because he makes the decisions.

                      It's not a corporate decision although corporate because we've got the Austin store, clearly is impressed with what we're doing, they don't mandate things so it doesn't happen from the corporate office. Each regional manager makes his own decisions.

(Robert Smith):       But we weren't speaking of (Tipping Point) in that
                      respect.

John Davenport:       Well, they all go to Austin. They all go through that
                      store and so we are moving more quickly in Whole Foods as a result of that.

                      Albertson's is a different structure. There there's a lot more centralization and so we expect to get this much larger chain. So that's part of the reason for the centralization.

(Robert Smith):       Okay. And just circling back to the estimates of 5% to
                      10%, looking at the almost 50% sequential growth in the second quarter, the low end - the 5% - doesn't leave much room for growth in the last six months, at least looking at the numbers as I see them. So that must be largely conservative.

John Davenport:       We gave you what we had forecasted about this time last
                      year, I think it was actually in October, the 5% to 10%.
                      And we said we were going to meet that forecast. My goal is for quarter-to-quarter growth.

(Robert Smith):       Yeah.

John Davenport:       Okay, having said that - now you can draw conclusions
                      you'd like from that.

(Robert Smith):       M-hmm. Okay. And essentially - all right, the technology
                      is here. It's a question of working through a bureaucratic system.

John Davenport:       Yeah, this is the way lighting is. It's lots of people in
                      the decision process. It's something that as its applied it becomes easier to apply. In the regions where we are it's becoming easy. When they build a store there's EFO's in the store. Now it's a matter of how many of the different sections in the store. We're growing in those as well.

(Robert Smith):       Well, I certainly believe you're in the right place at the right time and it's all going to be I guess a question of execution and I wish you well.

John Davenport:       Thank you.

Operator:             Your next question comes from (Chris Ryder) with (Leukrum)
                      Capital.

(Chris Ryder):        Good morning.

John Davenport:       Good morning.

(Chris Ryder):        Just a point of clarification first. In the body of your
                      presentation you talked about Albertson's and (Freezers) being '06. I thought that the testing for freezers was happening in fourth quarter '05.

John Davenport:       That's correct. We're talking about doing more than
                      testing in '06. We're talking about commercializing in '06 so '05 is where we begin the process of showing the customer what the performance is, documenting it, going through all of the folks to participate in the decision and there are lots of folks that participate in these decisions.

                      So yes, we're beginning in '05. Actually we will be in more than just this test at Southern Cal Edison. Our plan is to do - we have a couple of other tests to do in fourth quarter.

(Chris Ryder):        Does that 15% to 30% of '06 revenue guidance contemplate
                      commercial contracts with Albertson's and (Freezers)?

John Davenport:       To some extent. That's one of the paths. Again there is
                      some conservatism built in. If you develop a plan that's based upon hitting every single item in the plan, the thing you can be sure of is not meeting the plan, okay? So we can make it without that but obviously it's harder.

(Chris Ryder):        And specifically with regards to Albertson's, if you don't melt the ice and as a result, you're in the seafoods for stores 45 and 45A, why not the other stores?

John Davenport:       That's the question we asked and in fact, there are some
                      other stores that we're going to be doing the seafood section and some other sections I think in California.

(Chris Ryder):        And what percentage of the store bases is represented by
                      the kind of specs that you've been approved for?

John Davenport:       It's a number like 10%.

(Chris Ryder):        Do they have the same kind of dispersed purchasing
                      decisions as say a Whole Foods?

John Davenport:       No. No, it's centralized at Albertson's.

(Chris Ryder):        And when you asked the question, why not others; what
                      response?

John Davenport:       The response is, okay, here's something to try. And it's a matter - getting in and getting some installations will go a long way because then it becomes a matter of well, it works; why don't we do it. Then it becomes an internal discussion, then it becomes a matter of allocating funds.
                      It goes through their normal process. That's the stage we want to get to.

                      There is a desire on Albertson's part to really try out this technology and so far they've been very positive.

(Chris Ryder):        In July when you talked about taking over one of the
                      things you had discussed was that you had an interest in having this be a $100 million business. Today you're talking about it being $300 million if you only hit 25% of your addressable current target market.

John Davenport:       I was afraid of saying to you what I just said. It's
                      simple, right. The math is really there. I know where you're heading. That's where I'd like to go too but I'm trying to stay with the cover of my new book.

(Chris Ryder):        Well, it just seems that what's happening with the
                      commercial contracts is that we're rapidly going from test phase to commercial deployment. Are you going to help us with any sense of backlog or commercial orders or any of those kind of benchmarks that we can monitor your progress over the next couple of quarters?

John Davenport:       We'll be announcing things as they occur, sure. As we have
                      - for example I talked about looking toward getting a dock light order chain-wide for a small chain. If that occurs you'll see an announcement on that in this quarter. But when we have substantive events you'll know about.

(Chris Ryder):        Okay. And back in July you had talked about trying to size the dock light market?

John Davenport:       Yes and a number - now there are lots of docks, okay?
                      There are "glass sensitive docks," for example food warehouses are very glass sensitive. There's a safety issue of course but beyond the safety issue there is also getting the glass in food. This occurs also in cosmetics and furniture and other areas.

                      The estimate I have right now for the U.S. in the "glass-sensitive" docks is about 1 million and in fact I have folks working on that as a result of our discussion last time. I'll probably - I'll have a better number for you as we go forward. We're trying to do a real forecasting job there. The mix though that will be most sensitive of course is where breakage is a real issue.

(Chris Ryder):        In the ASP, the average selling price per unit?

John Davenport:       We talked about what the competitive was last time and the competition I think is on the order of $200 per door.

(Chris Ryder):        So it's a $200 million addressable market for dock lights?

John Davenport:       There you go.

(Chris Ryder):        Thanks for your time.

John Davenport:       Okay.

Operator:             Your next question comes from (Brian Freckman) with Crown
                      Capital.

(Brian Freckman):     Hey, guys, how are you?

John Davenport:       Hi.

(Brian Freckmann):    First question, you mentioned the Florida install of Whole
                      Foods being something that you are installing currently but you also mentioned that it was part of this quarter's revenue so do I get this straight - that...?

John Davenport:       No, no, I didn't - actually it was last quarter's revenue.

(Brian Freckmann):    Oh, okay, so you - okay.

John Davenport:       Q2, sorry; not Q3. So it was part of the historical
                      quarter, yes. We sold it at the end of - it was one of the four Whole Foods I guess we sold in the second quarter.

(Brian Freckmann):    So just so I get this right; revenue recognition is on
                      sale or install or how do I look at that?

John Davenport:       It's when we ship the product.

(Brian Freckmann):    But not when it's - okay.

John Davenport:       Not when it's installed.

(Brian Freckmann):    Okay. The $456,000 from this quarter - how many EFO
                      shipments I guess what would be, are involved in that number?

John Davenport:       Good question. On the order of 700 or 800.

(Brian Freckmann):    Seven or eight hundred EFO shipments, okay.

                      Then here's another question. You know, most sort of industrial as companies in the lighting industry pretty much are valued on a basis of 'to book.' You guys are trading at about 6-1/2 versus most other deals in the space that go off at like 1 and 2 times. Given where your stock is trading, you know, at a huge multiple to most deals in the space, are you guys going to go out and raise money given you have $3 million on the balance sheet right now?

Bob Connors:          I'll answer that one; this is Bob. I think we've said in
                      the past that we're continuing looking at this mainly from the point of view of just being able to manage the growth.
                      If things really do take off we want to be in a position to be able to do that both from the standpoint of having the infrastructure to manufacture but also being (able to raise) capital so the board has an ongoing project you could say, looking at this issue.

                      And obviously when there's something to announce if there is an announcement we do have but it's at the top of the pile as far as the thought process goes.

(Brian Freckmann):    Okay, okay. And then finally someone else mentioned this
                      but I guess I'm trying to figure out, the $300 million number you guys threw out there, what's the math in that number - ASP units, so on and so forth? I mean I know its sort of an estimate but, you know, what am I...

John Davenport:       I can give you a little bit of the math, okay? In that
                      math I had 12 supermarket chains with 9000 locations and there was over $100 million of that so more than a third of that. I have 18 retailers with 15,000 locations and I had nearly $200 million of that and a little bit in the Navy beginning and a little bit in - a very little bit in commercial building. So it'll be easy to get there.

(Brian Freckmann):    And then last question - of EFO next year non-retail, I
                      guess I'm looking at the DOE and DARPA, correct? And what have you guys talked about that revenue number being in '06 and what have you announced so far in press releases that you've got booked per se for 2006 from non-retail?

John Davenport:       I'm not sure that we have anything in press releases on
                      non-retail.

(Brian Freckmann):    Okay, so the DOE and DARPA are all this year? There's
                      nothing that - I mean I guess right now you guys are at zero revenue for 2006 for non-retail, is that right?

John Davenport:       No, that will be a part of our number next year. We're
                      talking about what is announced and what isn't announced.

(Brian Freckmann):    Okay, okay.

John Davenport:       The forward-looking statement that Bob made earlier, some
                      portion of what we expect to do for example on these Navy installs will be included. We'll have a third quarter
                      DARPA installation realized this year, a small installation, so they're part of the thinking right now.

(Brian Freckmann):    Okay, okay. All right, thank you very much.

Operator:             Your next question comes from (Bruce Pate) with (Pate)
                      Capital Partners.

(Bruce Pate):         Good morning - two questions if I may. Number one, can you make any comments on the manufacturing efficiencies of converting to a continuous versus batch?

John Davenport:       Sure. This is for the fiber manufacturing I presume.

(Bruce Pate):         Correct.

John Davenport:       Okay. Yeah, it's significant. The batch process: ,What
                      happens in the batch process is that there is shrinkage that occurs in the monomer as it becomes a polymer. It gets more dense. And that shrinkage is like 20% so there is - you fill a tube with monomer and the 20% of it you throw away doesn't get filled.

                      In the extrusion process and you have finite length tubes because you can just fill a tube, it's so long, so you have a number of tubes that you have shrinkage on. In the continuous process you extrude into the Teflon tube that you're making so the polymer is going there fully densified so it doesn't really shrink during post-processing and so you avoid that loss completely.

                      There is a start-up and an end loss but since we make thousands of feet in a reel, those are small; those are relatively small numbers. So we see on the order of about a 20% improvement in the reduction in the losses.

(Bruce Pate):         And we're well on the way in terms of being able to
                      commercialize that into the whole manufacturing process?

John Davenport:       Order a system and you'll get it. That's what we're
                      selling.

(Bruce Pate):         Secondly as it pertains to the last gentlemen's question
                      on raising capital, as a shareholder could I assume that at least potentially that you would raise capital as a function of orders in hands and needs to grow your production base or do I have to look to you to potentially raise capital just because of the stock price?

Bob Connors:          Well, I think we're really focused on the operations here.
                      Jeff?

(Bruce Pate):         No, this is (Bruce). Go ahead.

Bob Connors:          (Bruce). And so what we - we can't wait to get a large
                      order from a major chain to build capacity because we wouldn't be able to meet that order. But we have to be looking forward and doing what ifs and things like that.
                      So if we raise capital it would be to meet that requirement going forward.

(Bruce Pate):         It may for a little bit of both.

Bob Connors:          Could be, yeah.

John Davenport:       Yeah, the last thing we want to do is be in a position
                      where we receive a large order and we can't fulfill it.
                      But we are building ahead of our projection, building capacity ahead of the projection.

(Bruce Pate):         Very good. Thank you.

Operator:             Your next question comes from (Lenny Brecken) with
                      (Brecken) Capital.

(Lenny Brecken):      Just to review, your current capacity for EFO I think is
                      still like at $9 million in revenues, thereabouts? I know it's hard to calculate.

John Davenport:       It's a number like that.

(Lenny Braeken):      Okay. And without any money raised where do you think that capacity could be next year?

John Davenport:       That's a good question. We haven't - Bob said earlier that we think that we could go along for the next 12 months, you know, based on the forecast we gave that we could fulfill that expectation. If we have a demand that's materially larger than that, if we see that coming then we wouldn't have the cash to meet that demand next year.

(Lenny Brecken):      Then I hope that $9 million or $10 million upper range I
                      think in EFO next year seems to be pretty damned conservative I hope, anyway.

                      Hey, John, is this the hockey stick year in '06? I know you talked about it in the past.

John Davenport:       Yeah, that's anybody's guess. I mean what we're doing is
                      we're trying to do this account by account and customer by customer and build up a history so that the projections that we make don't surprise anyone except in a positive way. That's what I'm looking towards.

(Lenny Brecken):      That's what we're looking for as well. Thank you.

Operator:             Your next question comes from Seth Gelsthorpe with (Welch
                      and Forbes).

Seth Gelsthorpe:      Hello. I just wanted to make sure - two questions
                      actually. I just wanted to make sure that I understand precisely what the forecast of 15% to 30% means. Is that top line revenue growth, is it quarter to quarter, is it year to year? I just didn't quite understand exactly what you were trying to convey. That's question number one.

                      Question number two is, where are you in progress towards the next generation of the EFO Illuminator with regard to improved efficiency?

Bob Connors:          Yeah, I'll answer the first one. The 15% to 30% really has to do with the percentage of overall sales that we expect
                      EFO to be next year. If you do the math on the 5% to 10% this year then you're getting roughly a 3X growth off of that.

                      And I'll let John answer the second part.

John Davenport:       Yeah, we're making substantial progress - this is the
                      question about the efficiency in the Illuminator? We're making substantial progress towards meeting the forecast that we had for improvement in efficiency that we've shown and we expect to meet our 2005 forecast.

                      We have in the laboratory and in tests we have parts that look very, very promising towards meeting that and we expect that we'll have a significant improvement in efficiency probably toward the end of the year.

Seth Gelsthorpe:      And so how do we express that? If the current generation
                      is - what is the efficiency number for the current generation versus the next generation?

John Davenport:       Well, it's not generational. We have a - if you remember
                      the numbers that I've shown it was about 45 LPW.

Seth Gelsthorpe:      Right.

John Davenport:       The kind of number that was saw for 2004 and in 2005 which we're selling. And the next increment is a number like 50 and we expect to meet that number.

Seth Gelsthorpe:      Okay. Great.

Operator:             Your next question comes from (Michael Horwitz) with
                      Pacific Growth.

(Michael Horwitz):    A follow up on the $300 million number. You mentioned
                      apparel and, you know, you announced that the daylight lamp and you fixed the color. So since you mentioned apparel within that $300 million number can you explain kind of what else is going on out there, give us some more specificity on what you're seeing within that niche? Or retailers is what you mentioned.

John Davenport:       Yeah, retailers we're really just beginning with
                      retailers. We now have a product that is acceptable in their space. Now we're going through the process of taking it to retailers, showing the opportunity and we're making progress in several large chains actually.

                      And it'll be, you know, I expect it to be similar to the supermarkets. We're looking, of course, towards finding that account that will be an early adopter and be an anchor for us as Whole Foods has been in the food industry and we're making progress, making progress but nothing to announce at this time.

(Michael Horwitz):    Then how about within that number, do you include the
                      discounters - Wal-Mart, Costco, other people of that nature?

John Davenport:       No. No.

(Michael Horwitz):    Okay. And then lastly following up on the cost question
                      earlier...

John Davenport:       We'll take the business if we get it...

(Michael Horwitz):    Yeah. There was a question about the cost earlier and you
                      said I think you said about I think a 20% reduction based on the various manufacturing processes. How about on the materials? What kind of reductions do you see sourcing better materials?

John Davenport:       We see significant reduction in materials for the
                      extrusion process in particular. And in fact we have a Phase II (SBIR) program which addresses that with the Department of Energy. We've convinced them that it's promising in our Phase I work. So that is a very significant opportunity, so significant I'm not going to quantify it. It does involve some R&D.

                      This 20% kind of number, 30% kind of number, those numbers we'll see just as we scale. But I think there's even more opportunity that we're growing after that.

(Michael Horwitz):    Great. Thank you.

Operator:             Your next question comes from (Brian Freckman) with Crown
                      Capital.

(Brian Freckman):     Hey, guys, just a follow up and I think maybe I'm the only one who didn't quite understand - I think a previous caller did - about EFO guidance. Am I correct; 15% to 30%
                      EFO guidance based on the end of the year numbers or - I'm sorry, I guess missed what you guys were guiding to on the EFO. If you could repeat that, that would be great.

John Davenport:       Yeah. It's 15% to 30% based on end of the year numbers.

(Brian Freckman):     Based on end of the year numbers.

John Davenport:       Two thousand and six end of the year annualized.

(Brian Freckman):     I'm sorry - wait, wait, I'm sorry. You're saying based on
                      end of the year...?

John Davenport:       End of the year 2006, 15% to 30% of that number.

(Brian Freckman):     Okay, okay. Okay, maybe I'll just have to follow up with
                      you guys later. Thanks so much.

John Davenport:       Okay.

Operator:             Sir, at this time there are no further questions. Do you
                      have any closing remarks?

John Davenport:       Yes. I want to thank everyone who participated in the call for some very good questions and for being very patient during the audio, some of the audio problems that we had earlier in the call. And I look forward to further discussions on our Q3 call.

                      Thank you.

Operator:             Thank you, ladies and gentlemen. This concludes today's
                      conference call. You may now disconnect.

                                       END